                                                                    EXHIBIT 21.1

                                CONSILIUM, INC.
                           SCHEDULE OF SUBSIDIARIES

SUBSIDIARY                 JURISDICTION      NAME
--------------------   -------------------   -----------------------------------
Consilium Germany      Germany               Consilium GmbH

Consilium France       France                Consilium France SARL

Consilium FSC          Virgin Islands        Consilium Foreign Sales Corporation

Consilium Asia, Inc.   California            Consilium Asia, Inc.

Consilium Japan        Japan                 Nihon Consilium, K.K.